Exhibit 99.1

True Religion Apparel Reports 2009 Second Quarter Financial Results

— Net sales increased 12.4% to $72.1 million —

— Operating income increased 16.5% to $17.9 million —

—Net income increased 18.4% to $11.0 million, or $0.45 per diluted share, from $9.3 million, or $0.39 per diluted share in Q2 08 —

— Increases full year 2009 guidance; Net sales guidance raised by $3 million to $293 million to $300 million and EPS guidance raised by $0.03 to $1.76 to $1.84 —

VERNON, California — August 4, 2009 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the three and six months ended June 30, 2009.

Second Quarter 2009 Financial Results

•                  Total net sales were $72.1 million, an increase of 12.4% from $64.2 million in the second quarter of 2008.

•                  Net sales for the Company’s U.S. wholesale segment decreased 19.8% to $30.8 million from $38.4 million in the prior year period.

•                  Net sales for the Company’s consumer direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 59.8% to $28.2 million from $17.7 million in the prior year period.  The Company operated 59 branded stores as of June 30, 2009, compared to 30 as of June 30, 2008.

•                  Net sales for the Company’s international segment increased 53.8% to $12.1 million from $7.8 million in the prior year period.

•                  Net sales included $1.0 million of licensing revenue. In the second quarter of 2009, the Company’s licensing revenues exceeded expectation by $0.5 million primarily due to certain of its licensees surpassing their net sales goals.

•                  Gross profit was $44.8 million, or 62.1% of net sales, compared to $36.9 million, or 57.5% of net sales, in the second quarter of 2008.  The overall improvement in gross margin was primarily due to the ongoing segment mix shift toward the Company’s higher-margin consumer direct business.

•                  Selling, general and administrative (“SG&A”) expense increased 25.0% to $26.9 million from $21.5 million in the prior year period, and as a percentage of sales, increased 380 basis points to 37.3% from 33.5% in the same period a year ago. The year-over-year growth in SG&A expenses was driven by the increased investment in infrastructure to support the Company’s growth plans, including the expansion of its consumer direct business.

•                  Operating income increased 16.5% to $17.9 million, or 24.9% of net sales, from $15.4 million, or 24.0% of net sales, in the 2008 second quarter.

•                  The effective tax rate for the quarter was 38.8% compared to 41.1% in the second quarter of 2008.  The lower effective tax rate is due to a larger portion of the Company’s 2009 earnings being generated in states that have lower tax rates.  Additionally, embedded in the Company’s 2008 effective tax rate is a portion of executive compensation that was nondeductible for income tax purposes.

•                  Net income increased 18.4% to $11.0 million, or $0.45 per diluted share based on weighted average shares outstanding of 24.1 million, from $9.3 million, or $0.39 per diluted share based on weighted average shares outstanding of 23.9 million, in the 2008 second quarter.

Management Comments

“Our performance in the second quarter demonstrates True Religion’s continued brand leadership and operational excellence,” said Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc. “In the second quarter, we continued to build brand awareness through the expansion of our consumer direct platform, execute alongside our retail partners and expand our distribution worldwide.  This multi-faceted approach to growth enabled us to mitigate the broader economic challenges and deliver year-over-year growth in sales and net income of 12% and 18%, respectively.  We intend to build upon our positive brand momentum in the back half of 2009 and beyond to position True Religion as a leading, global apparel brand.”

Year-to-date 2009 Financial Results

•                  Total net sales were $135.7 million, an increase of 15.4% from $117.6 million in the six months ended June 30, 2008.

•                  Net sales for the Company’s U.S. wholesale segment decreased 15.8% to $59.7 million from $70.9 million in the prior year period.

•                  Net sales for the Company’s consumer direct segment increased 74.2% to $51.3 million from $29.4 million in the prior year period.

•                  Net sales for the Company’s international segment increased 39.0% to $23.3 million from $16.7 million in the prior year period.

•                  Net sales included $1.5 million of licensing revenue.

•                  Gross profit was $83.5 million, or 61.5% of net sales, compared to $67.4 million, or 57.3% of net sales, in the first six months of 2008.  The overall improvement in gross margin was primarily due to the ongoing segment mix shift toward the Company’s higher-margin consumer direct business.

•                  Selling, general and administrative (“SG&A”) expense increased 29.3% to $52.5 million from $40.6 million in the prior year period, and as a percentage of sales, increased 410 basis points to 38.7% from 34.6% in the same period a year ago. The year-over-year growth in SG&A expenses was driven by the increased investment in infrastructure to support the Company’s growth plans, including the expansion of its consumer direct business.

•                  Operating income increased 15.9% to $31.0 million, or 22.8% of net sales, from $26.7 million, or 22.7% of net sales, in the prior year period.

•                  The effective tax rate for the six months ended June 30, 2009 was 40.0% compared to 41.1% in the six months ended June 30, 2008. The lower effective tax rate is due to a larger portion of the Company’s 2009 earnings being generated in states that have lower tax rates.  Additionally, embedded in the Company’s 2008 effective tax rate is a portion of executive compensation that was nondeductible for income tax purposes.

•                  Net income increased 14.7% to $18.6 million, or $0.77 per diluted share based on weighted average shares outstanding of 24.1 million, from $16.2 million, or $0.67 per diluted share based on weighted average shares outstanding of 24.1 million, in the prior year period.

Balance Sheet and Liquidity

As of June 30, 2009, the Company had $78.8 million of cash and cash equivalents and no long-term borrowings.  Inventory increased to $31.3 million, or $5.4 million, from the beginning of 2009, to support the expansion of the Company’s branded retail stores.  Net cash provided by operating activities during the first six months of 2009 was $30.1 million compared to $24.7 million in the prior year period.

Store Openings

During the 2009 second quarter, True Religion opened ten new stores, bringing its total store count at June 30, 2009, to 59 stores, compared to 30 stores at June 30, 2008.  In July 2009, the Company opened one new store, bringing the total store count to 60 stores.  The Company anticipates opening nine additional new stores by year-end 2009 for a total of 69 branded retail stores.

Q2 2009 Segment Results

(Dollar amounts in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
			% Increase/			% Increase/
	2009	2008	Decrease	2009	2008	Decrease
Net sales:
U.S. Wholesale	$30,785	$38,388	(19.8)%	$59,709	$70,899	(15.8)%
Consumer Direct	28,220	17,655	59.8%	51,281	29,433	74.2%
International	12,068	7,846	53.8%	23,287	16,749	39.0%
Other	1,043	269	287.8%	1,463	509	187.4%
Total net sales	$72,116	$64,158	12.4%	$135,740	$117,590	15.4%

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
		Gross		Gross		Gross		Gross
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Gross Profit:
U.S. Wholesale	$16,328	53.0%	$19,550	50.9%	$31,463	52.7%	$36,455	51.4%
Consumer Direct	20,710	73.4%	13,478	76.3%	37,800	73.7%	22,673	77.0%
International	6,719	55.7%	3,591	45.8%	12,793	54.9%	7,735	46.2%
Other	1,043	100.0%	269	100.0%	1,463	100.0%	509	100.0%
Total gross profit	$44,800	62.1%	$36,888	57.5%	$83,519	61.5%	$67,372	57.3%

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
		Operating		Operating		Operating		Operating
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Operating Income:
U.S. Wholesale	$8,376	27.2%	$11,841	30.8%	$15,244	25.5%	$20,888	29.5%
Consumer Direct	9,088	32.2%	6,246	35.4%	16,101	31.4%	10,985	37.3%
International	5,829	48.3%	3,201	40.8%	10,981	47.2%	7,181	42.9%
Other	(5,360)	NM	(5,897)	NM	(11,340)	NM	(12,314)	NM
Total operating Income	$17,933	24.9%	$15,391	24.0%	$30,986	22.8%	$26,740	22.7%

Guidance

The Company is updating its guidance for the fiscal year ended December 31, 2009, as follows:

•                  Net sales are expected to be in the range of $293 million to $300 million.

•                  EPS is expected to be in the range of $1.76 to $1.84.

The Company’s updated net sales guidance relies on the following assumptions:

•                  Forecasted net sales growth within the Company’s consumer direct segment of 60% to 65% in the full year 2009 as compared to the full year 2008.

•                  Net sales in the Company’s U.S. wholesale segment are expected to decline by 18% to 20% in the full year 2009 as compared to the full year 2008.  This compares to the Company’s prior estimate of a net sales decline in the range of 17% to 19%.  The revised guidance reflects a greater than expected decline in sales to boutiques as these customers continue to be impacted by macro-economic pressures. The Company continues to expect a mid-single digit decline in sales to Majors and off-price retailers.

•                  The Company’s International segment is forecasted to increase its net sales by more than 20% in 2009 as compared to 2008.  This compares to the Company’s previous guidance of net sales growth in the low single digits.

•                  The Company’s 2009 net sales guidance now includes $4.0 million in licensing revenues versus its prior estimate of $3.1 million in licensing revenues.

The Company’s 2009 EPS guidance reflects fully diluted weighted average shares outstanding of approximately 24.6 million and an effective tax rate in the range of 38.8% to 39.3%. The Company’s full year estimated effective tax rate exceeds its previously anticipated tax rate of 38.5% due to revisions to prior year tax provisions implemented in the first quarter of 2009.

Investor Conference Call

True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international) and entering passcode: 4118222.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jean and jean-related brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in contemporary department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Among these forward looking statements are our 2009 Guidance, Segment Guidance, Store Opening Guidance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations.  These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports of Form 10-Q and our other filings with the SEC, and include: the current downturn in the United States economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and control its expansion plans.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Laura Foster
ICR, Inc.
(310) 954-1110

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$72,116	$64,158	$135,740	$117,590
Cost of sales	27,316	27,270	52,221	50,218
Gross profit	44,800	36,888	83,519	67,372

Selling, general, and administrative expenses	26,867	21,497	52,533	40,632

Operating income	17,933	15,391	30,986	26,740

Interest income, net	(21)	(364)	(39)	(788)

Income before provision for income taxes	17,954	15,755	31,025	27,528
Provision for income taxes	6,967	6,474	12,413	11,301
Net income	$10,987	$9,281	$18,612	$16,227

Earnings per share:
Basic	$0.46	$0.39	$0.78	$0.69
Diluted	$0.45	$0.39	$0.77	$0.67

Weighted average shares outstanding:
Basic	24,021	23,520	23,937	23,370
Diluted	24,149	23,934	24,085	24,054

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share amounts)

(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$78,789	$57,245
Short-term investments	—	4,850
Accounts receivable, net of allowances:
From factor	18,042	23,060
From customers	8,106	10,043
Inventory	31,277	25,828
Prepaid income taxes	801	—
Deferred income tax assets	5,414	6,498
Prepaid expenses and other current assets	6,109	4,148
Total current assets	148,538	131,672
Property and equipment, net	35,219	28,006
Long-term investments	4,965	4,990
Other assets	1,850	1,784

TOTAL ASSETS	$190,572	$166,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$14,896	$10,633
Accrued salaries, wages and benefits	4,963	6,889
Income taxes payable	—	1,042
Total current liabilities	19,859	18,564
Long-Term Liabilities:
Long-term deferred rent	6,525	4,536
Long-term deferred tax liabilities	1,273	1,102
Total long-term liabilities	7,798	5,638
Total liabilities	27,657	24,202

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,347 and 24,450 issued and outstanding, respectively	3	2
Additional paid-in capital	43,556	38,554
Retained earnings	119,276	103,508
Accumulated other comprehensive income, net	80	186
Total stockholders’ equity	162,915	142,250

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$190,572	$166,452

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$18,612	$16,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	2,636	1,280
Provisions for bad debts, returns and markdowns	1,007	445
Stock-based compensation	5,627	5,904
Tax benefit from stock-based compensation	81	71
Excess tax benefit from stock-based compensation	(81)	(71)
Deferred income tax provision (benefit)	1,252	(758)
Other	105	(266)
Changes in operating assets and liabilities:
Accounts receivable from factor	4,293	(6,211)
Accounts receivable from customers	1,522	7,025
Inventory	(5,536)	(8,941)
Prepaid expenses and other current assets	(1,968)	(1,484)
Accounts payable and accrued expenses	5,056	(827)
Accrued salaries, wages and benefits	(1,926)	(37)
Income taxes payable	(2,549)	10,222
Long-term deferred rent	1,989	2,107
Net cash provided by operating activities	30,120	24,686

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,644)	(8,981)
Sales of investments	4,875	5,550
Expenditures to establish trademarks	(63)	(27)
Net cash used in investing activities	(5,832)	(3.458)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	26
Statutory tax withholding payment for stock-based compensation	(2,844)	(6,923)
Excess tax benefit from stock-based compensation	81	71
Net cash used in financing activities	(2,763)	(6,826)

Effect of exchange rate changes in cash	19	(1)

Net increase in cash and cash equivalents	21,544	14,401
Cash and cash equivalents, beginning of period	57,245	28,686
Cash and cash equivalents, end of period	$78,789	$43,087